Exhibit 23.3

CONSENT OF COUNSEL

The undersigned hereby consents to the use of our name and the statement with respect to us appearing under the headings “Legal Matters” and “Experts” in Amendment No. 3 to the Registration Statement on Form S-1 of Nephros, Inc.

New York, New York September 10, 2004 Darby & Darby P.C.

By:	/s/ S. Peter Ludwig

S. Peter Ludwig